FOR:	Education Management LLC
COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Reports Fiscal 2009 Fourth Quarter and Full Year Results

Pittsburgh, PA, August 17, 2009 — Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months and twelve months ended June 30, 2009. For the fourth quarter of fiscal 2009, net income increased 273.3% to $21.2 million while net revenues rose 24.8% to $519.6 million from the fourth quarter of fiscal 2008. For the twelve months ended June 30, 2009, net income rose 61.1% to $104.2 million while net revenues increased 19.4% to $2,011.5 million, from fiscal 2008.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, “We are pleased to again deliver strong financial and student enrollment results.  These results are positive indicators that we are achieving our vision of helping students achieve their educational goals.”

Financial Highlights

•
Net revenues for the three months ended June 30, 2009 increased 24.8% to $519.6 million, compared to $416.4 million for the same period a year ago. This increase was primarily due to higher April student enrollment of 19.9% and increased tuition rates.

•
For the fourth quarter of fiscal 2009, net income increased 273.3% to $21.2 million from $5.7 million in the prior year period. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $100.6 million from $70.2 million in the same period a year ago primarily due to higher student enrollment.

•
At June 30, 2009, cash and cash equivalents were $321.6 million compared to $236.0 million at June 30, 2008. The Company had $100.0 million and $120.0 million outstanding on the revolving credit facility at June 30, 2009 and 2008, respectively. The outstanding borrowings under the revolving credit facility were repaid in full in the first few days of the following fiscal year.

•
Cash flow from operations for the twelve-month period ended June 30, 2009 was $293.0 million compared to $151.3 million for the twelve-month period ended June 30, 2008. Increased operating cash flows for the current year were primarily related to increased EBITDA and changes in working capital.

•
Cash paid for capital expenditures was $150.7 million, or 7.5% of net revenues, for the twelve months ended June 30, 2009 compared to $150.9 million, or 9.0% of net revenues, for fiscal 2008. We expect capital expenditures during fiscal 2010 to be approximately 6% to 8% of net revenues.

The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP).  For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance), and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Student Enrollment

At the start of the current July quarter (first quarter of fiscal 2010), total enrollment at our schools was approximately 112,700 students, a 23.1% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 21.6% over the prior year to approximately 111,400 students. Students enrolled in fully online programs increased 63.0% over fiscal 2008 to over 26,200 students.

	July	July	Percentage
	2009	2008	Change
Total enrollment	112,700	91,600	23.1%

Same-school enrollment(1)	111,400	91,600	21.6%

Students enrolled in fully online programs	26,200	16,100	63.0%

(1)	Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2009 fourth quarter and year end on Tuesday, August 18, 2009 at 2:00 p.m. (Eastern Time). Those wishing to participate in this call should dial 480-629-9643 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

About Education Management

Education Management (www.edmc.com), with over 110,800 students as of October 2008, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 92 locations in 28 U.S. states and Canada.  We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students.  Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL FOURTH QUARTER & FULL YEAR
(Dollars in millions) (Unaudited)

	For the three months ended June 30,			For the twelve months ended June 30,
	2009	2008	% change	2009	2008	%change
Net revenues	$519.6	$416.4	24.8%	$2,011.5	$1,684.2	19.4%

Costs and expenses:
Educational services	280.1	237.4	18.0%	1,067.7	901.3	18.5%
General and administrative	138.9	108.8	27.7%	512.5	419.1	22.3%
Depreciation and amortization	29.3	24.6	19.2%	112.3	100.3	12.0%
Total costs and expenses	448.3	370.8	20.9%	1,692.5	1,420.7	19.1%

Income before interest and income taxes	71.3	45.6	56.3%	319.0	263.5	21.0%
Net interest expense	37.2	37.7	(1.2)%	153.6	157.7	(2.6)%

Income before income taxes	34.1	7.9	329.7%	165.4	105.8	56.3%
Provision for income taxes	12.9	2.2	472.3%	61.2	41.1	48.7%

Net income	$21.2	$5.7	273.3%	$104.2	$64.7	61.1%

Note:  Certain prior year amounts have been reclassified to conform to the current year’s presentation.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED CASH FLOW DATA – FISCAL YEAR-END
(Dollars in millions) (Unaudited)

	For the twelve months ended June 30,
	2009	2008	%change
Net cash flows provided by operations	$293.0	$151.3	93.7%
Depreciation and amortization (1)	112.3	100.3	12.0%
Capital expenditures for long-lived assets	(150.7)	(150.9)	(0.1)%

(1) Includes non-cash charges related to property, equipment and intangible asset impairments of $5.5 million in the 2008 twelve-month period.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA – FISCAL YEAR-END
(Dollars in millions) (Unaudited)

	As of June 30,
	2009	2008
Cash and cash equivalents	$321.6	$236.0
Current assets	552.6	418.9
Total assets	4,243.9	4,054.3
Revolving credit facility	100.0	120.0
Other current liabilities	420.2	340.0
Long-term debt (including current portion)	1,888.6	1,901.4
Member’s equity	1,444.5	1,351.2

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures
EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, income taxes and depreciation and amortization, including amortization of intangible assets.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended June 30,			For the twelve months ended June 30,
	2009	2008	%change	2009	2008	%change
Net income	$21.2	$5.7	273.3%	$104.2	$64.7	61.1%

Net interest expense	37.2	37.7	(1.2)%	153.6	157.7	(2.6)%
Income tax expense	12.9	2.2	472.3%	61.2	41.1	48.7%
Depreciation and amortization(1)	29.3	24.6	19.2%	112.3	100.3	12.0%
EBITDA	$100.6	$70.2	43.3%	$431.3	$363.8	18.5%
(1)	Includes non-cash charges related to property, equipment and intangible asset impairments of $5.5 million in the 2008 twelve-month period.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
(Dollars in millions) (Unaudited)

Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing our outstanding senior notes and senior subordinated notes (collectively, the “Notes”) and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the Notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

For the twelve
months ended
June 30,
2009
EBITDA	$431.3

Reversal of impact of unfavorable leases (1)	(1.4)
Advisory fees (2)	5.0
Severance and relocation	4.9
Capital taxes	1.2
Other	1.5

Adjusted EBITDA - Covenant Compliance	$442.5

(1)
Represents a non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the transaction pursuant to which a consortium of private investors acquired Education Management Corporation on June 1, 2006.

(2)	Represents advisory fees incurred under a management advisory agreement with affiliates of certain of our shareholders in connection with such transaction as of June 1, 2006.